SEVERANCE AGREEMENT, RELEASE AND WAIVER

         THIS AGREEMENT is made by and between National Fuel Gas Supply Corporation, a Pennsylvania corporation having offices at 10 Lafayette Square, Buffalo, New York 14203 ("National Fuel"), and Mr. Richard Hare, 110 Foxmeadow Lane, Orchard Park, NY 14127 ("Mr. Hare") on March 27, 2000.

         WHEREAS, National Fuel and Mr. Hare (each a "party" collectively, the "parties") mutually desire that Mr. Hare shall retire from his positions with National Fuel and its affiliates, and that each party shall receive certain consideration, on the terms set out in this Severance Agreement, Release and Waiver (this "Agreement");

         THE PARTIES THEREFORE AGREE AS FOLLOWS:

1. As used within this Agreement, the terms "Company," "we," "our" or "us" collectively refer to National Fuel and its parent, subsidiary and affiliated companies, other related entities, and successors or assigns. As used within this Agreement, the terms "Mr. Hare," "employee," "you" or "your" refers to Richard Hare.

2. You hereby resign, effective March 31, 2000, any and all positions as an officer, director, employee or equivalent of any Company entity. Your separation from employment is by mutual agreement between you and the Company. Your employment with the Company will terminate on March 31, 2000.

3. The Company agrees to pay you, minus all applicable taxes and withholdings, your regular pay and benefits up to and including March 31, 2000.

4. You have voluntarily decided to apply for early retirement and will receive your accrued benefit under the terms of the National Fuel Gas Company Retirement Plan (the "Retirement Plan") beginning April 1, 2000. The annual benefit that you will receive under the Retirement Plan will be eighty-one thousand two hundred two and 63/100 dollars ($81,202.63), if you receive benefits in the form of a single life annuity under the Retirement Plan, payable in equal monthly installments. Your benefits will be reduced if you elect to receive a different form of benefit under the Retirement Plan.

5. You may take any accrued vacation you desire in March 2000. As of February 15, 2000, you had four weeks of vacation accrued. You will be paid on or before the first business day which is at least eight days after you sign this Agreement for vacation which had accrued but not been used by March 31, 2000.

6. In complete satisfaction of all Company obligations under the National Fuel Gas Company Executive Retirement Plan (the "ERP"), including any obligations related to your December 1999 election to receive the lump sum benefit under the ERP, the Company agrees to pay you, and you agree to accept, the sum of one million two hundred ninety-eight thousand forty dollars (US$1,298,040). Such payment shall be made to you by check hand-delivered to you at 10 Lafayette Square on or before the first business day which is at least eight days after you sign this Agreement.

7. The Company agrees to pay you, by check mailed to your home address or other location designated by you, the following sums:

         (a) one hundred seventeen thousand four hundred four dollars (US$117,404), on or before March 1, 2001;

         (b) one hundred seventeen thousand four hundred four dollars (US$117,404), on or before March 1, 2002;

         (c) one hundred seventeen thousand four hundred four dollars (US$117,404), on or before March 1, 2003;

         (d) one hundred seventeen thousand four hundred four dollars (US$117,404), on or before March 1, 2004; and

         (e) one hundred seventeen thousand four hundred four dollars (US$117,404), on or before March 1, 2005.

         In the event of your death prior to March 1, 2005, any remaining payments will be payable to your Estate when due.

8. (a) Beginning April 1, 2000, you will be entitled to family medical coverage under the Company's Traditional Indemnity Plan for non-bargaining unit retirees, as well as the Prescription Drug Plan. The Company will withhold the retiree medical contribution of $48 per month from your monthly Retirement Plan benefit, which contribution rate will remain in effect for the duration of your coverage.

         (b) If you predecease your spouse, your spouse will be offered COBRA continuation for medical and prescription drug coverage under the Traditional Plan for a period of 36 months (or if your death occurs prior to March 31, 2001, then through March 31, 2004) at the COBRA rates in effect from time to time. Such COBRA coverage must be elected in order for your spouse to be eligible for the Executive Medical Plan coverage continuation described in paragraph 8(d), as the Executive Medical Plan supplements the Traditional Indemnity Plan.

         (c) Beginning April 1, 2000, the Company Dental Plan will be available to you under COBRA for a period of 18 months at the monthly COBRA rate of $75.32 for family coverage. However, you (or after your death, your spouse) will be permitted to extend your dental coverage beyond the 18-month period through March 31, 2004 as described in paragraph 8 (d).

         (d) The Company will provide you, for the period beginning on April 1, 2000, and ending on March 31, 2004, with family medical, dental and prescription drug coverage under the Company's Executive Medical Plan, under the same terms and conditions as would be available had you remained employed by the Company as an officer, except that in order to retain supplemental dental coverage under the Executive Medical Plan you must continue to pay the monthly Dental Plan COBRA premium referenced in paragraph 8(c) for the duration of the period hereunder. You will pay to the Company the same monthly contributions for Executive Medical Plan coverage as are required of active officers from time to time. In the event of your death prior to March 31, 2004, the Company will provide your spouse with the same Executive Medical Plan coverage on a "single" basis for the balance of such period, subject to the same terms and conditions, including her payment to the Company of the same rate of contribution as in effect from time to time for single coverage for active officers of the Company. You (or after your death, your spouse) will be billed monthly for the contributions due for such coverage and the COBRA dental coverage should you elect it, and payment will be due the Company within 30 days after the receipt of each bill.

         (e) In order to obtain the coverage described in this paragraph, you must complete, sign and return to the Company the COBRA election forms to be furnished by the Company. Executive Medical Plan and Dental Plan coverage will not be available after March 31, 2004.

9. The Company agrees, upon the effective date of this Agreement, to extend the time within which your outstanding stock appreciation rights and nonqualified stock options may be exercised, to the full extent of the original term of each such award, notwithstanding your retirement. The Company hereby offers to convert, upon the effective date of this Agreement, your outstanding incentive stock options to nonqualified stock options, with the exercise period also extended as described in the preceding sentence. The Company and you acknowledge and agree that
         Section 20 of the National Fuel Gas Company 1993 and 1997 Award and Option Plans presently gives the Company the right to forfeit any unexercised, unearned or unpaid Awards under those plans (including stock options, SARs and unvested restricted stock) if you perform any act or engage in any activity which in the opinion of the Committee is inimical to the best interests of the Company or if you engage in certain competitive activity. The Company and you further agree that you will be considered to have engaged in conduct that constitutes grounds for the Company to exercise its right to forfeit unexercised, unearned or unpaid Awards under those plans (including stock options, SARs and the 4,492 shares of restricted stock scheduled to vest on January 2, 2001 referred to in paragraph 10 of this Agreement) only if you violate the provisions of paragraph 16(c), 17 or 19 of this Agreement.

10. The Company agrees that your 4,492 shares of unvested restricted stock will vest as scheduled on January 2, 2001, notwithstanding your retirement (which would otherwise have caused a forfeiture of that stock), subject only to potential forfeiture as described in paragraph 9 of this Agreement.

11. National Fuel hereby offers to sell you the 1999 Jeep, National Fuel vehicle #32056, as is, without warranties of any kind other than such manufacturer's warranties, if any, as can be passed on to you, for the sum of twenty-seven thousand nine hundred twenty-five dollars ($27,925), payable in cash upon the tender to you of the signed certificate of title and a signed receipt for the purchase price. You will be responsible for payment of the sales tax on the purchase price when you register the vehicle in your name. This offer will remain open through April 15, 2000.

12. National Fuel represents and warrants that the Company has awarded to you under the National Fuel Gas Company 1997 Award and Option Plan, twenty-five thousand (25,000) stock options on the terms described in the award letters attached as Exhibit 1. These options have been awarded in consideration of your promises under this Agreement.

13. Regarding the Split Dollar Insurance Agreement by and among you, the trustees of your life insurance trust and the Company dated August 9, 1999 (the "Split Dollar Agreement"), the Company and you acknowledge and agree that the Company is not obligated to make, and shall not make, the premium payment which would have been due April 1, 2000, if you had not retired. The Split Dollar Agreement shall otherwise remain in force according to its terms, except that you will be considered to have engaged in "Competition" for the purposes of Section IVB of the Split Dollar Agreement only if you violate the provisions of paragraph 17 of this Agreement. The Company and you acknowledge and agree that your rights under the Split Dollar Agreement and the life insurance policy referred to therein shall not be subject to forfeiture after March 31, 2003.

14. In consideration for the promises set forth in paragraphs 5, 6 (to the extent, if any, that the amount payable to you thereunder exceeds what you would have been entitled to receive in the absence of this Agreement) 7, 8(d) and 9 through 12 of this Agreement, you hereby knowingly and voluntarily release and unconditionally waive any and all demands, claims and causes of action, of whatever kind or nature, which you ever had, now have or which you, your successors, assigns, heirs, executors or administrators can, shall or may have for any reason as of the date you execute this Agreement against the Company or any of the Company's predecessors, successors, assigns, executors, administrators, directors, officers, employees and agents (collectively "Releasees") regarding your employment and its termination, including, but not limited to:

         (a) all demands, claims and causes of action for wages, benefits (including benefits under the ERP), bonuses, severance pay, perquisites, or back wages, benefits or bonuses other than set forth in this Agreement or in any benefit plan, program or policy of the Company not specifically referred to in this Agreement;

         (b) all demands, claims and causes of action under state or federal civil rights and anti-discrimination laws, regulations or orders, including Executive Order 11246, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990 and the New York Human Rights Law;

         (c) all demands, claims and causes of action that your employment or its termination violated any alleged contractual relationship with the Company or was in any way unreasonable, wrongful, or in violation of any Company policy; and

         (d) all demands, claims and causes of action for mental, physical or emotional distress or harm, or defamation relating in any way to your employment or its termination.

15. In conjunction with the provisions of paragraph 14 herein, the Company and you specifically acknowledge and agree that:

         (a) you do not waive any claim which may arise after the execution of this Agreement;

         (b) but for this Agreement, you would not be entitled to the severance pay and the other benefits set forth in paragraphs 5, 6 (to the extent, if any, that the amount payable to you thereunder exceeds what you would have been entitled to receive in the absence of this Agreement) 7, 8(d) and 9 through 12 of this Agreement;

         (c) the Company has advised you to review the Agreement, and specifically the release contained in paragraph 14 herein, with your attorney prior to signing this Agreement;

         (d) you and your attorney were given a working draft of this Agreement on March 16, 2000 and you understand you may review this Agreement for up to twenty-one (21) days before being required to execute this Agreement. You and the Company agree that the time period for you to consider this Agreement before signing it will not be restarted if any changes, material or non-material, are made to the Agreement after the date you first received it.

         (e) you may terminate this Agreement at any time within seven (7) days after your execution of this Agreement. This Agreement shall not become effective until the time to terminate it has expired.

16. As a part of the consideration for the compensation provided in this Agreement and for the other covenants made by National Fuel in this Agreement, you agree to the following confidentiality provisions:

         (a) You agree that the contents of this Agreement are confidential and will not be disclosed to any third party, other than your attorney, your wife, tax advisor, financial advisor(s), the Internal Revenue Service, the New York State Tax Department or the tax authority of any state or locality in which you are, or may be, subject to income tax, unless you are compelled to do so by a court having jurisdiction over such matter (in which case you will notify the Company as soon as possible of the activity and cooperate with the Company in seeking relief from such compulsion) or as may be necessary in connection with the enforcement of this Agreement. Notwithstanding the previous sentence, you may disclose the provisions of this paragraph 16 and paragraphs 17 and 19 hereof to any prospective employer or any other person or entity for whom you propose to provide services.

         (b) You agree to return any and all corporate documents, records or copies of the same, information or property in your possession, except those relating to either your own employment, such as payroll stubs and benefits statements, or your shareholdings in the Company. Your performance of this obligation is a condition precedent to your receipt of any severance payments or other benefits under paragraphs 5, 6 (to the extent, if any, that the amount payable to you thereunder exceeds what you would have been entitled to receive in the absence of this Agreement) 7, 8(d) and 9 through 12 of this Agreement.

         (c) You shall hold in a fiduciary capacity for the benefit of National Fuel any and all of the Company's trade secrets and confidential and proprietary information in your possession. You shall not, without the prior written consent of National Fuel Gas Company, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter (in which case you will notify the Company as soon as possible of the activity and cooperate with the Company in seeking relief from such compulsion), at any time, utilize or communicate or divulge to anyone other than the Company and those designated by it, any of the Company's trade secrets and confidential and proprietary information.

         (d) The prohibition against your use of the Company's trade secrets and confidential and proprietary information, other than for the benefit of National Fuel, includes but is not limited to the exploitation of any products or services that embody or are derived from National Fuel's trade secrets or confidential and proprietary information.

         (e) You agree to comply with (i) any and all applicable laws and regulations regarding your actions and omissions while in possession of any material inside information about the Company which you may have at any time; and (ii) any and all confidentiality agreements that the Company entered into with third parties, of which you were made aware during your employment by the Company, under which the Company promised that its Representatives (including you) would keep confidential certain information described in those confidentiality agreements.

         (f) You represent, warrant and agree that you have no proprietary or ownership rights or title to any of the Company's trade secrets or confidential and proprietary information and no legal right to use, disclose, disseminate, or publish any of the Company's trade secrets or confidential and proprietary information in any locality. You acknowledge that if you were to work for or advise any entity in connection with a potential acquisition of or merger with the Company, you would in the course of that work inevitably use or disclose some of the Company's trade secrets or confidential and proprietary information.

         (g) The Company's "trade secrets" and "confidential and proprietary information" include, but are not limited to, any and all memoranda, software, data bases, computer programs, interface systems, pricing and client information, records and "writings" as hereinafter defined pertaining to National Fuel's methods or practices of doing business and marketing its services and products, whether or not developed or prepared by you during the term of your employment with National Fuel. As used in the preceding sentence, the term "writings" shall mean and include all works, expressed in words, numbers or other verbal or numerical symbols, regardless of the physical manner in which they are embodied, including, but not limited, to books, articles, manuscripts, memoranda, computer programs, computer software systems, maps, charts, diagrams, technical drawings, manuals, video and audio tape recordings, and photographs. Notwithstanding the foregoing, the Company's trade secrets and confidential and proprietary information shall mean only such information or material not generally known to the public (other than by act of you or your representatives in breach of this Agreement).

17. In order to protect and safeguard the Company's trade secrets and confidential information, you agree that, during the period beginning April 1, 2000 and ending March 31, 2003:

         (a) you will not, directly or indirectly and without the prior written consent of National Fuel Gas Company, engage in or be interested in (as owner, partner, shareholder, employee, director, agent, consultant or otherwise), any business which is a "competitor" of the Company, as hereafter defined, except as otherwise permitted under paragraph 17(c) below;

         (b) for purposes of this Agreement, a "competitor" of the Company is any corporation, sole proprietorship, partnership, joint venture, syndicate, trust or any other form of organization or parent, subsidiary or division of any of the foregoing, which, during such period or the immediately preceding fiscal year of such entity, was engaged in the transportation, purchase, brokering, marketing, or trading of natural gas or other energy products or services which are competitive to the Company's products or services, any of which was engaged in within 50 miles of the geographic area in which the Company is engaged in such competitive business;

         (c)      the terms of this paragraph 17 shall not apply to:

                  (i) your present or future investments in the securities of companies listed on a national securities exchange or traded on the over-the-counter market to the extent such investments do not exceed 2% of the total outstanding shares of such company,

                  (ii) your employment with or rendering consulting services to a competitor of the Company provided such employment or consulting service is limited to areas unrelated to the transportation, purchase, brokering, marketing or trading of natural gas or other energy products or services which are competitive to the Company's products or services,

                  (iii) your employment with or rendering of consulting services to a competitor of the Company provided such employment or consulting service is limited to:

                           (A)      public   utility  rate  cases  before  state
                                    utility commissions in states where the Company owns no public utility;

                           (B)      FERC  rate  cases  which do not  amount to a
                                    "proceeding"   as   defined   in   paragraph
                                    19(b)(i);

                           (C) natural gas storage or pipeline projects or matters serving or intending to serve only customers not located in New England, New York, Pennsylvania, New Jersey, Virginia, the District of Columbia, Maryland or Delaware;

                           (D) marketing of natural gas to be delivered and consumed more than 50 miles from any geographic area in which the Company markets natural gas;

                           (E) electric generation, marketing or brokering into any electric transmission grid other than such grids into which the Company generates, markets or brokers electricity; and

                           (F) production of natural gas or oil, or sale of such production at the wellhead, more than 50 miles from any geographic area in which the Company produces natural gas or oil; or

                   (iv) your engagement in or interest in any business with the prior written consent of National Fuel Gas Company.

         (d) The parties acknowledge and agree that the foregoing restrictions contain reasonable limitations as to the time, geographical area, and scope of activity to be restrained and these restrictions do not impose any greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company.

18. In consideration for your promises set forth in this Agreement, National Fuel agrees that:

         (a) any inquiries by prospective employers or third parties will be handled as per Company policy; that is, the dates of your employment and job title will be the only information released by the Company;

         (b) the contents of this Agreement are confidential; the Company shall not disclose the contents of this Agreement to anyone other than the directors, officers, employees and agents of the Company or its affiliates who need to know except as required, in the opinion of counsel, to comply with applicable law, regulation or order;

         (c) National Fuel warrants and represents that this Agreement has been (i) approved by unanimous written consent of the
                  Compensation  Committee,   which  consent  delegates,  to  the
                  fullest extent permissible by applicable law, to the Arbitrator the decisions of whether to cancel your unvested restricted stock, unexercised stock options and/or unexercised SARs as a result of action or inaction constituting a breach of this Agreement by you; and (ii) all obligations imposed by this Agreement on the Company are duly authorized and legally binding on National Fuel Gas Company in the same manner as if National Fuel Gas Company were a party to this Agreement.

         (d) National Fuel, on behalf of the Company and with due authorization from the Company, hereby knowingly and voluntarily releases and unconditionally waives any and all demands, claims and causes of action against you, of whatever kind or nature, which the Company ever had, now has or which it or its successors can, shall or may have for any reason as of the date you execute this Agreement, except for claims for fraud or other intentional misconduct discovered by the
                 Company's officers after the execution of this Agreement; the Company does not release or waive any claim which may arise after the execution of this Agreement; and

         (e) the Company shall not publicly or privately disparage you, either personally or professionally; the parties agree that nothing in this paragraph shall be construed to prevent any officer of the Company or any subsidiary or affiliate from discussing your performance internally in the ordinary course of business.

19. In further consideration for the promises set forth in this Agreement, you agree that:

         (a) you will not publicly or privately disparage the Company, or any of its subsidiaries or affiliates, including any aspect of their respective business, products, employees, management or Board of Directors, in any manner which could adversely affect the business of the Company or such subsidiaries or affiliates; and

         (b) you will not, directly or indirectly, take any action with the purpose of interfering with, damaging or disrupting the assets or business operations or affairs of the Company or its subsidiaries or affiliates; without limiting the foregoing in any way, it shall be conclusively presumed that you have breached this subparagraph 19(b) if, without the prior written consent of National Fuel Gas Company or other than at National Fuel Gas Company's written request, you

                  (i) voluntarily participate in any rate case, claim, litigation, arbitration, mediation or administrative proceeding affecting the revenue, expenses, assets or liabilities of the Company other than:

                           (A)      an arbitration under this Agreement, or

                           (B) any claim, litigation, arbitration, mediation or administrative proceeding that does not relate to a rate matter, a claim shared by other ratepayers or customers of the Company, or a claim you have released under this Agreement;

                           (collectively, a "Proceeding");

                   (ii) voluntarily render any assistance in the preparation or development of any position in a Proceeding; or

                  (iii) submit any shareholder proposal, motion or resolution to the Company to be discussed or voted upon by the Company's shareholders.

         (c) you will not, directly or indirectly and without the prior written consent of National Fuel Gas Company, work for, consult with, advise or represent (as employee, agent, consultant or otherwise), any business which is a "customer" of the Company, as hereafter defined, with respect to any matter or activity which would tend to reduce the quantity or price of services or commodities provided by the Company to that business;

         (d) for purposes of this Agreement, a "customer" of the Company is any corporation, sole proprietorship, partnership, joint venture, syndicate, trust or any other form of organization or parent, subsidiary or division of any of the foregoing, which, during such period or the immediately preceding fiscal year of such entity, purchased commodities, goods or services from the Company; and

         (e) you will not induce or otherwise entice, directly or indirectly, any employee or officer of the Company to leave the Company, nor shall you attempt to hire any of the Company's employees or officers.

20. You waive any and all rights to employment at the Company, agree not to knowingly apply for, solicit, seek or otherwise attempt to obtain employment with the Company, and further agree that the Company is not or will not be at any time under any obligation to employ you. You further agree that if you should apply for employment at the Company, the Company will have no obligation to process your employment application or to hire you and that the failure to process your employment application or to hire you shall not constitute a violation of any federal, state or local law, regulation or order. Nothing in this Agreement shall preclude you, however, from soliciting, seeking or otherwise attempting to obtain consulting work with the Company as an independent contractor, or from actually performing consulting services for the Company if retained by the Company, it being understood that the Company is not and will not be under any obligation to engage you as a consultant.

21. The parties agree that the Company will make payments due under this Agreement subject to FICA, any other applicable employment taxes, and no more than the minimum required withholding for income tax. If the Company overwithholds income tax from any such payment, the Company will reimburse you for the time value of such overwithholding, at simple interest at 6% per annum, running from the date of the overwithholding until April 15 of the next calendar year. If the Company fails to withhold the minimum amount of income tax from any payment to you, and it notifies you of such underwithholding, you will reimburse the Company the minimum amount which should have been withheld, no later than the last day of the calendar year in which such underwithholding occurred.

22. The parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be promptly settled by binding arbitration as described in Exhibit 2 of this Agreement. Judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. The parties agree that they will faithfully observe this Agreement and that they will abide by and perform any award rendered by the Arbitrator(s).

23. The Company may refuse to process a Notice of Exercise of a stock option or SAR which you give the Company after the second business day before the Company issues an Arbitration Notice, pending resolution of the arbitration. If the Arbitrator finds that you did not materially breach this Agreement, the Arbitrator's award shall include provisions intended to place you in the position you would have occupied (not including consequential damages) if the Company had timely processed your exercise(s). Except as described in this paragraph 23, the sole remedies available to the parties to enforce this Agreement are binding arbitration, and enforcement of the resulting awards and judgments.

24. National Fuel, with due authorization from the Company, agrees that the Company shall indemnify Mr. Hare if he was or is a party or is threatened to be made a party to any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding by reason of the fact that Mr. Hare is or was a director or officer of the Company, or, while an officer or director of the Company, is or was serving at the request of the Company as a director, officer, trustee, employee or agent of another foreign or domestic corporation, or of any partnership, joint venture, sole proprietorship, employee benefit plan, trust or other enterprise, whether or not for profit, to the fullest extent permitted and in the manner provided by the laws of the State of New Jersey.

25. The parties agree that the legal invalidity of any provision of this Agreement shall not make this Agreement void or unenforceable, and that in such case this Agreement shall be construed so as to preserve as much as possible of the parties' respective interests which motivated them to execute this Agreement. It is also agreed that this Agreement shall be construed and enforced in accordance with the laws of the State of New York. The parties acknowledge that they have mutually negotiated all provisions of this Agreement with the assistance of counsel. The provisions of this Agreement shall be interpreted and construed in accordance with their fair meanings, and not strictly for or against either party, regardless of which party may have drafted this Agreement or any specific provisions.

26. This Agreement, the option award document attached as Exhibit 1 and the arbitration provisions attached as Exhibit 2 constitute the final, complete and exclusive agreement between National Fuel and you regarding your employment and its termination. You do not rely upon any oral promises in signing this Agreement, and the only promises you rely on are those set forth in writing herein. This Agreement may be modified or amended only by a written instrument signed by National Fuel and you.

26. This Agreement is personal to Mr. Hare and without the prior written consent of National Fuel Gas Company shall not be assignable by him other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Mr. Hare's legal representatives.

27. This Agreement shall inure to the benefit of and be binding upon National Fuel and its successors.


         IN WITNESS WHEREOF, each party has executed this Agreement as of the date indicated below.

NATIONAL FUEL GAS SUPPLY CORPORATION

By:   /s/ Philip C. Ackerman                         Date:  March 27, 2000
      --------------------------
Name:   Philip C. Ackerman
        ------------------------
Title:  Executive Vice President
        ------------------------


RICHARD HARE

/s/ Richard Hare                                     Date:  March 29, 2000
----------------                                            --------------

                                    EXHIBIT 1
                                    ---------

                                                     March 17, 2000



Richard Hare
110 Foxmeadow Lane
Orchard Park, NY 14127

Dear Mr. Hare:

         I am pleased to inform you that on March 17, 2000 (the "option grant date") the Compensation Committee ("Committee") of the Board of Directors of National Fuel Gas Company ("NFG") granted to you (the "Grantee") Non-Qualified Stock Options ("Options"), under the National Fuel Gas Company 1997 Award and Option Plan (the "Plan"), to purchase twenty-five thousand (25,000) shares of Common Stock of NFG, One Dollar ($1.00) par value ("Common Stock") at a purchase price of $41.5625 per share.

         Your new Options are described in the balance of this letter agreement ("Award Notice"). The Plan text and the Committee's Administrative Rules ("Rules") govern the operation of the Plan, as well as the terms and conditions of your Options granted under the Plan, and are incorporated herein by reference.

         Your Options may be exercised only as follows:

Five thousand (5,000) of your Options may be exercised in whole or in part on or after April 1, 2005.

                  Another five thousand (5,000) of your Options may be exercised in whole or in part on or after April 1, 2006.

                  Another five thousand (5,000) of your Options may be exercised in whole or in part on or after April 1, 2007.

                  Another five thousand (5,000) of your Options may be exercised in whole or in part on or after April 1, 2008.

                  The final five thousand (5,000) of your Options may be exercised in whole or in part on or after April 1, 2009.

Mr. Richard Hare
Page 2
March 17, 2000


           However, upon a Change in Control (as defined in the Plan) your Options will vest, be valued and cashed out, and the Company will pay you, all in the same manner as if you were then eligible for treatment under Section 25 of the Plan. In any event, your Options will expire at the end of the day on March 31, 2010 and may not be exercised thereafter. Your Options will be forfeited and expire sooner if:

         you fail or refuse to execute, by April 15, 2000, an agreement which is also executed by National Fuel Gas Supply Corporation by which you voluntarily elect to retire as of April 1, 2000 (the "Severance Agreement"); or

         having executed the Severance Agreement, you subsequently exercise a legal right to revoke the Severance Agreement; or

         as a result of your breach of the Severance Agreement, an arbitrator authorizes the forfeiture of some or all of your Options in accordance with the arbitration provisions of the Severance Agreement.

Exercise of Options
-------------------

To exercise your Options, you must deliver to the Secretary or Assistant Secretary of NFG written notice of exercise specifying the number of shares to be purchased (a "Notice of Exercise"). Your delivery of the written notice of exercise creates your binding commitment to pay the full purchase price for the shares. You may pay the purchase price with cash, with already-owned shares of Common Stock, with a combination of cash and shares, or pursuant to "cashless exercise" procedures established by the Committee. Checks should be payable to NFG. Already-owned shares of Common Stock must be delivered in transferable form and will be valued at their Fair Market Value (as defined in the Plan) on the date of exercise. You may be required to represent to NFG in writing, at the time of each exercise of these Options, that the shares of Common Stock being purchased are being acquired for investment and not with a view to distribution. Also, NFG may impose restrictions on your purchase of shares of Common Stock pursuant to exercise of such Options if the Committee should determine that the shares must first be listed, registered or qualified, or a governmental consent obtained. Certificates for shares purchased will be delivered to you as soon as practicable after you exercise your Options.

Mr. Richard Hare
Page 3
March 17, 2000


         NFG may, in its sole discretion, refuse to process a Notice of Exercise of an Option which you give NFG after the second business day before National Fuel Gas Supply Corporation issues an Arbitration Notice under the Severance Agreement, pending resolution of the arbitration.

Authority of Committee
----------------------

         The Committee has the authority, in its sole discretion, to interpret the Plan and all Options granted thereunder, to establish rules and regulations relating to the Plan and to make all other determinations it believes necessary or advisable for the administration of the Plan. The scope of the Committee's authority is more fully described in the Plan. All determinations and actions of the Committee are final, conclusive and binding on you, subject to the terms and provisions of the Severance Agreement.

Miscellaneous
-------------

Any capitalized term used but not defined in this Award Notice shall have the same meaning as it is defined in the Plan or in the Committee's rules and regulations as in effect as of the date hereof.

         You have no right to assign or transfer your Options, except by will, by the laws of descent and distribution, or as otherwise permitted in the Plan.

         Nothing in this Award Notice or in the Plan gives you any right to continue in the employment of the Company.

         This Award Notice shall be binding on and inure to the benefit of the Company (and its successors and assigns) and you (and your heirs, legal representatives and estate). This Award Notice shall be governed, construed and enforced in accordance with the Plan and with the laws of the State of New York.

         This Award Notice together with the pertinent provisions of the Severance Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. With respect to unexercised Options, this Award Notice may be unilaterally amended or modified by the Committee, as permitted by the Plan or the Rules, to the extent it deems appropriate, but may not be amended or modified without your consent if such amendment or modification is adverse to you. Except as otherwise provided in the preceding sentence, this Award Notice may not be modified, amended, renewed or terminated, nor may any term or condition, or breach of any term or condition, be waived, except in writing signed by the person or persons sought to be

Mr. Richard Hare
Page 4
March 17, 2000

bound by such modification, amendment, renewal, termination or waiver. Any waiver of any term or condition or breach thereof shall not be a waiver of any other term or condition, or of the same term or condition for the future, or of any subsequent breach.

         At the time of the exercise of your Options, the Company is entitled to deduct from the shares of Common Stock being acquired upon the exercise of your Options, or require you to pay to it prior to and as a condition of issuing shares of Common Stock, the amount of all applicable income and employment taxes required by law to be withheld with respect to such exercise. Alternatively, you may pay such taxes respecting Option exercises by delivering to the Company shares of Common Stock having a Fair Market Value equal to the amount of such taxes.

         Please be aware that it may be inappropriate to exercise your Options at certain times, as a result of the federal securities laws.

         In the event of the invalidity of any part or provision of this agreement, such invalidity shall not affect the enforceability of any other part or provision hereof.

Acceptance
----------

         If the foregoing is acceptable to you, kindly acknowledge your acceptance by signing both copies of this letter and returning one to Anna Marie Cellino.

                                    Very truly yours,

                                    NATIONAL FUEL GAS COMPANY


                                    By:_____________________________
                                              B. J. Kennedy
                                       Chief Executive Officer and
                                         Chairman of the Board

AGREED TO AND ACCEPTED

this ____ day of March, 2000.


---------------------------
         Grantee

                                    EXHIBIT 2
                                    ---------

                                   ARBITRATION
                                   -----------

1. The parties agree that either party may demand that a dispute under this Agreement shall be resolved by binding arbitration. The parties intend that this right to binding arbitration be enforceable in accordance with applicable law, including Article 75 of the New York Civil Practice Law and Rules.

2. The parties intend that the Arbitrator shall be Mr. John M. Brown, formerly Vice Chairman of the Company, unless either party objects to his serving in that capacity as provided in paragraph 5 below. This Exhibit 2 sets out the procedure for arbitration if Mr. Brown is unable or unwilling to serve or if either party duly objects to his serving as Arbitrator. Applicable law grants some rights to seek to have an Arbitrator appointed or removed.

3. Any party wishing to begin arbitration regarding this Agreement shall notify the other party of its intention to arbitrate in a writing (the "Arbitration Notice") which briefly describes the issue(s).

4. An Arbitration Notice, and any other notice under this Agreement, shall be deemed given when it is delivered in person, or when it is sent by prepaid Federal Express or certified mail addressed as follows, or to another address specified by the receiving party:

                           Richard Hare              National Fuel Gas Company
                           110 Foxmeadow Lane        President
                           Orchard Park, NY 14127    10 Lafayette Square
                                                     Buffalo, NY 14203

                           copy to:
                           Samuel J. Palisano
                           Jaeckle Fleischmann & Mugel
                           Fleet Bank Building
                           12 Fountain Plaza
                           Buffalo NY  14202

The date on which an Arbitration Notice is deemed given is referred to as the "Notice Date").

5. Within twenty (20) days after the Notice Date, either party may object to Mr. Brown serving as Arbitrator by giving written notice to the other party. If no such objection is filed during such period, the party initiating arbitration shall promptly send written notice to Mr. Brown requesting:

         (a) Mr. Brown to serve as Arbitrator in accordance with the terms set out in this Agreement, which shall be attached, and

         (b) that Mr. Brown notify the parties of his willingness to serve as Arbitrator.

6. If Mr. Brown agrees in writing to serve on the terms set out in this Exhibit 2, then he shall be the Arbitrator on the following terms:

         (a) The Arbitrator shall be paid a fee of one hundred fifty dollars per hour ($150/hr) plus reasonable expenses; each party shall pay one-half (1/2) of the fees and costs of the Arbitrator promptly upon receipt of invoices for same.

         (b) The Arbitrator shall perform the Arbitrator's duties in accordance with this Agreement, impartially and in good faith, with the objective of securing a just and inexpensive determination of the dispute without unnecessary delay.

         (c) To the maximum extent permitted by applicable law, the Arbitrator shall be immune from liability or suit with respect to his conduct as such.

         (d) The Arbitrator shall maintain in confidence the existence of the arbitration, its outcome, and all related information which is not already publicly known, and shall vigorously enforce the confidentiality obligations of the parties.

7.  If Mr. Brown serves as Arbitrator, the following rules shall apply:

         (a) A Party may move for permission to serve written interrogatories and requests for production of documents and electronic media upon the opposing party. The Arbitrator shall grant such motions to the extent that such interrogatories and requests are designed to produce relevant evidence and only upon such terms as the Arbitrator in his discretion considers to be consistent with the objective of securing a just and inexpensive determination of the dispute without unnecessary delay.

         (b) Upon motion by a party, the Arbitrator may order a deposition upon a showing of good cause and a finding that the deposition is designed to secure relevant and probative evidence which
                  (i) cannot be obtained by alternative means, or (ii) may otherwise not be preserved for presentation at hearing.

         (c)      If a party fails to comply with an order  issued  under (a) or
                  (b) above, the Arbitrator shall draw inferences adverse to that party in connection with the facts sought to be discovered.

         (d) The Arbitrator shall schedule hearing(s) in Buffalo, New York, at which the parties may be heard, present evidence material to the controversy, and cross-examine the other party and other witnesses appearing at the hearing. At least five (5) days prior to the hearing, each party shall make available to each other party the names of the expert and other witnesses it intends to call, together with a detailed summary of their expected testimony, and copies of all documents and exhibits which the party intends to introduce into evidence. Thereafter, witnesses, documents or exhibits may be added and narrative summaries of expected testimony amended only upon motion by a party for good cause shown.

         (e) Except for good cause shown, no request for postponement of a hearing will be granted; in case of a postponement, the hearing shall be rescheduled for a date as early as circumstances permit.

         (f) The Arbitrator shall make such orders as required to protect the secrecy of confidential information or documents, such as review in camera. The Arbitrator shall impose a sanction against any party who violates an order issued under this section. Such sanction may include an award against the offending party.

         (g) No party shall make or cause to be made to the Arbitrator an unauthorized ex parte communication relevant to the merits of the proceeding. The Arbitrator shall promptly disclose to the other party any such communication and provide a meaningful opportunity for rebuttal.

         (h) The Arbitrator must make the award(s) within thirty (30) days after the conclusion of hearing(s), or the date of the filing of any briefs authorized by the Arbitrator, whichever date is later, unless the parties and the Arbitrator agree to some other time limit. The award(s) must be in writing and include findings of fact and conclusions of law regarding the issues in dispute.

8. If, within ten (10) days after the date on which notice is given to Mr. Brown by the party initiating arbitration, Mr. Brown has failed or refused to notify the parties that he will serve as Arbitrator, or if either party objects to Mr. Brown serving as Arbitrator in accordance with paragraph 5 above, the dispute shall be resolved by binding arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes then in effect at the time of the arbitration (the "Rules"), subject to the provisions of paragraph 9 below. The parties agree that such arbitration shall be heard and determined by a single arbitrator appointed by the parties in accordance with the Rules, that the location of any hearing shall be in Buffalo, New York, and that the compensation of the Arbitrator and all expenses of arbitration (other than expenses of witnesses for each party) shall be borne equally by the parties.

9. The following provisions shall govern exclusively the remedies or relief that may be included in an Arbitrator's award, whether the arbitration is conducted by Mr. Brown in accordance with paragraphs 6 and 7 above or by an arbitrator appointed under the Rules in accordance with paragraph 8 above, and shall supersede any provision to the contrary in this Agreement or the Rules:

         (a) If the Arbitrator imposes a sanction upon the Company, or finds that the Company has breached this Agreement, the Arbitrator's award may be in the form of a requirement that the Company

                  (i)      pay money damages to Mr. Hare,

                  (ii)     take or refrain from some specified action, and/or

                  (iii)    issue or publish specified communications.

         (b) If the Arbitrator imposes a sanction upon Mr. Hare, or finds that Mr. Hare has materially breached this Agreement, the Arbitrator's award may be in the form of

                  (i) authorization of the Company to cancel Mr. Hare's unvested restricted stock, unexercised stock options and/or unexercised SARs,

                  (ii) approval of the Company's refusal to process a Notice of Exercise of a stock option or SAR which was received by the Company after the Company issued an Arbitration Notice;

                  (iii) authorization of the Company to setoff money damages awarded by the Arbitrator against future payments due to Mr. Hare under this Agreement, to the extent permitted by applicable law;

                  (iv) a requirement that Mr. Hare take or refrain from taking some specified action, and/or

                  (vi)     a   requirement   that  Mr.  Hare  issue  or  publish
                           specified communications.

                  The parties agree that in no event may any award of money damages against Mr. Hare pursuant to this Agreement exceed any future payments due to Mr. Hare under this Agreement.

10. A final award is binding on the parties and may be enforced under applicable law including Article 75 of the New York Civil Practice Law and Rules. No award under this Agreement may serve as an estoppel in any other proceeding for any issue that was not resolved in the proceeding. The award also may not be used as a precedent or otherwise be considered in any factually unrelated proceeding or in any other arbitration proceeding.